NEWS RELEASE
FOR IMMEDIATE RELEASE

COMPANY CONTACT:
BRENT. M. GILES
PHONE: 816-781-4822
WEBSITE: WWW.BANKLIBERTYKC.COM

LIBERTY BANCORP, INC. ANNOUNCES ACQUISITION
March 7, 2008

LIBERTY, Mo.--Liberty Bancorp, Inc. (NASDAQ: LBCP), with total assets of $339.1 million as of December 31, 2007, announced today that its wholly-owned subsidiary, BankLiberty, has entered into an agreement to acquire substantially all of the banking operations, assets, and deposits of Farley State Bank, a Missouri bank with its main office located in Parkville, Missouri. For cash consideration, BankLiberty is to acquire the Missouri banking offices located in Parkville, Farley, and Platte City, and approximately $38 million in total assets.

"Through this acquisition, we are adding key bank locations and people that will help us continue our market share growth in the Kansas City Northland. We already have two locations and $50 million in deposits in Platte County. This acquisition will provide additional convenient locations and services to our existing customers and further our goal to be the Northland's convenient community bank. These new locations, combined with this summer's opening of our North Kansas City banking center, will give BankLiberty more Northland locations than any other community bank. We are also very excited to introduce Farley State Bank's customers to our progressive products and services coupled with a friendly, convenient, and community-focused style of banking," said, Brent Giles, Liberty Bancorp's President and CEO.

The acquisition of Farley State Bank by BankLiberty will occur in several steps, each of which is subject to regulatory approval. The required regulatory approvals are expected to be obtained in the next 120 days and, if so approved, the transaction could close in the second or third quarter of 2008.

Liberty Bancorp, Inc., through its subsidiary, BankLiberty, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri with six additional banking centers in the Kansas City metropolitan area.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.